UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2011

RENTECH, INC.
 (Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Rentech, Inc. (“Rentech” or the “Company”) has discontinued development efforts on its renewable power project in Port St. Joe, Florida (the “Port St. Joe Project”).

Rentech previously announced that it withdrew its application to the U.S. Department of Energy for a loan guarantee for the project, due to delays and unattractive proposed terms in the loan guarantee program. The Port St. Joe Project was also expected to be eligible for a federal cash grant under the U.S. Department of Treasury Section 1603 Grant program for renewable power projects, but the approaching deadlines to qualify for such grants, combined with difficulties in timely securing private financing on acceptable terms, have made it unlikely that the project could successfully move forward and qualify for the grant. As a result, and after further analysis of the factors that existed at September 30, 2011, Rentech will impair capitalized costs associated with the Port St. Joe Project of approximately $4.8 million in its financial statements for the period ending September 30, 2011.

Rentech continues to estimate that it will incur a non-cash impairment charge estimated to range from $50 million to $60 million in its statement of operations for the period ended September 30, 2011. This estimate includes impairment of costs associated with the Port St. Joe Project, the Rialto Project and the Natchez coal-to-liquids project. The impairment charge will not affect the Company’s cash flow or cash balances and is not expected to result in any material future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: November 30, 2011

By: /s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer